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Exhibit 23.1

Independent Auditors' Consent

The Board of Directors
United Surgical Partners International, Inc.:

We consent to the use of our report dated February 22, 2002 with respect to the consolidated balance sheets of United Surgical Partners International, Inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, comprehensive loss, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2001, and related financial statement schedule included in the registration statement on Form S-3 of United Surgical Partners International, Inc. and to the reference to our firm under the heading "Experts" and "Selected Consolidated Financial and Other Data" in the prospectus.

(Signed) KPMG LLP
Dallas, Texas
September 27, 2002

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Independent Auditors' Consent